DST Systems, Inc. Announces Third Quarter 2012 Financial Results

KANSAS CITY, Mo., Oct. 31, 2012 /PRNewswire/ -- DST Systems, Inc. (NYSE: DST) reported consolidated net income attributable to DST ("DST Earnings") of $85.9 million ($1.87 per diluted share) for the third quarter 2012 compared to $35.3 million ($0.76 per diluted share) for the third quarter 2011. Taking into account certain non-GAAP adjustments explained herein, consolidated DST Earnings were $44.1 million ($0.96 per diluted share) for third quarter 2012 compared to $41.6 million ($0.90 per diluted share) for third quarter 2011.

The diluted EPS impact of non-GAAP adjustments for third quarter 2012 is summarized as follows:

Reported GAAP diluted EPS	$ 1.87
Net gains on securities and other investments	(0.69)
Income tax refund claims	(0.31)
Charitable contribution of marketable securities	(0.05)
Real estate impairments	0.08
Loss accrual	0.04
Employee termination expenses	0.02
Adjusted Non-GAAP diluted EPS	$ 0.96

"We are pleased with our results for the quarter," said Steve Hooley, President and CEO. "Both our Financial Services and Output Solutions segments recorded higher revenues and improved income from operations on a normalized basis."

Consolidated operating revenues (excluding out-of-pocket reimbursements) increased $30.9 million or 7.1% to $464 million as compared to third quarter 2011. Financial Services operating revenues increased $27.6 million or 10% primarily from $25.3 million of operating revenues from ALPS, which was acquired on October 31, 2011, and an increase in health care revenues. Output Solutions operating revenues increased $2.4 million or 1.5% from higher North America revenues.

Taking into account non-GAAP adjustments, income from operations increased $4.7 million or 7.5% compared to third quarter 2011. Excluding deferred compensation liability increases (the effect of which is offset in other income), Financial Services income from operations increased $4.3 million or 7.7% during the quarter to $59.9 million, principally from contributions from ALPS, improvements in DST HealthCare, partially offset by a decline in mutual fund servicing revenues. Output Solutions income from operations increased $8.7 million during the quarter to $10.6 million from higher North American revenues and lower costs in the United Kingdom.

Taking into account non-GAAP adjustments, equity in earnings of unconsolidated affiliates declined $1.6 million from decreased earnings at IFDS, attributable to costs to develop its insurance and pension recordkeeping services in the United Kingdom and expenses associated with new client conversion activities in both the United Kingdom and Canada.

Asset monetization update

During the quarter, DST recorded $128.3 million of cash proceeds from sales of assets, including $104.5 million from the sale of the Company's remaining interest in Computershare Ltd. For the nine months ended September 30, 2012, DST has realized $361.8 million of pretax cash, consisting of $309 million of proceeds from the sales of investments, $5.5 million from the sale of real estate and a $47.3 million dividend from an investment in a privately held company during the second quarter. After tax proceeds from these transactions were primarily used to reduce debt.

Reduction in debt

At September 30, 2012, the Company's total debt outstanding was $1.102 billion, $112 million less than June 30, 2012 and $278.3 million less than December 31, 2011.

Contribution of marketable securities

During the quarter, DST contributed 250,000 shares of State Street Corporation common stock to a donor advised public charitable foundation. The contribution expense of $11 million was offset by a book gain of $8.9 million from the disposition of securities resulting in a net pretax expense of $2.2 million. The contribution of appreciated securities can be a tax efficient way to fund charitable contributions. In making the contribution, DST receives a tax deduction for the fair market value of the securities contributed, but DST does not recognize any income tax expense on the disposition of the securities. The income tax benefit associated with this charitable contribution is approximately $5.0 million. However, the tax effect will be recorded through the effective tax rate, which results in $4.3 million being recognized in third quarter 2012 and the remaining $700,000 to be recognized in fourth quarter 2012. The net impact of the contribution is a $0.05 increase in diluted EPS for the quarter (and $0.06 for the full year 2012), which has been treated as a non-GAAP adjustment. The amount of the contribution should be sufficient to allow DST to direct charitable contributions for approximately a three year period.

Income tax refund claims

The Company has previously filed federal income tax refund claims for research and experimentation credits. During third quarter 2012, the Company and the IRS reached a resolution in regards to the refund claims. As a result, the Company recorded an income tax benefit of $14.4 million or $0.31 of diluted EPS, which has been treated as a non-GAAP adjustment. This income tax benefit relates to the resolved claim years and certain post-audit periods that are still subject to examination.

Share-related activity

The Company had 45.2 million shares of common stock outstanding at September 30, 2012, an increase of approximately 100,000 shares from June 30, 2012 and 1.0 million shares from September 30, 2011, primarily from shares issued under equity compensation plans.

Average diluted shares outstanding for third quarter 2012 were 46 million, an increase of 300,000 shares or 0.7%, from second quarter 2012 and a decrease of 400,000 shares or 0.9% from third quarter 2011. The increase in average diluted shares outstanding from second quarter 2012 resulted from higher dilutive effects of restricted stock awards and from shares issued under equity compensation plans. The decrease in average diluted shares from third quarter 2011 resulted from share repurchases made in the fourth quarter of 2011, partially offset by higher dilutive effects of restricted stock awards and from shares issued under equity compensation plans.

Total stock options, restricted stock and restricted stock units ("equity units") outstanding at September 30, 2012 were 3.3 million, of which 2.3 million were stock options, 100,000 were restricted stock and 900,000 were restricted stock units. Equity units decreased 200,000 units or 6.6% from June 30, 2012 and 1.1 million units or 25.7% from September 30, 2011 primarily from fewer stock options outstanding.

The Company announced on October 4, 2012 that its Board of Directors declared a cash dividend of $0.40 per share on its common stock. The dividend will be payable November 8, 2012, to shareholders of record at the close of business on October 19, 2012.

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled "Use of Non-GAAP Financial Information" and detailed in the attached schedule titled "Description of Non-GAAP Adjustments."

Segment Results

Financial Services Segment

Operating revenues for the Financial Services Segment (excluding out-of-pocket reimbursements) for third quarter 2012 increased $27.6 million or 10% to $304.6 million as compared to third quarter 2011. ALPS contributed approximately $25.3 million of operating revenues for the quarter. Healthcare and brokerage operating revenues increased as compared to third quarter 2011. These operating revenue increases were partially offset by lower operating revenues for mutual fund registered shareowner account servicing resulting from lower registered accounts serviced.

The following table summarizes changes in U.S. mutual fund registered accounts and subaccounts (in millions):

	Three Months	Nine Months
	Ended	Ended
	September 30, 2012	September 30, 2012
Registered Accounts
Beginning balance	80.2	85.1
New client conversions		0.5
Subaccounting conversions to DST platforms	(0.6)	(2.4)
Subaccounting conversions to non-DST platforms	(1.5)	(4.9)
Conversions to non-DST platforms		(0.9)
Organic growth (decline)	(0.5)	0.2
Ending balance	77.6	77.6

Subaccounts
Beginning balance	17.0	14.6
Conversions to non-DST platforms	(6.1)	(6.1)
Conversions from non-DST registered platforms		0.2
Conversions from DST's registered accounts	0.6	2.4
Organic growth	0.3	0.7
Ending balance	11.8	11.8
Total accounts	89.4	89.4

Tax-advantaged accounts were 41.9 million at September 30, 2012, a decrease of 400,000 accounts from June 30, 2012. Tax-advantaged accounts represent 54.0% of total registered accounts serviced at September 30, 2012, as compared to 50.2% at December 31, 2011.

As previously announced, a subaccounting client affiliated with a competitor of DST converted 6.1 million subaccounts to its in-house platform during the third quarter.

Projections of registered accounts converting to subaccounts are based on information obtained from DST's clients and are subject to change. The Company currently expects conversions of registered accounts to subaccounts for the remainder of 2012 to be between 2-3 million, of which approximately 25% of these accounts are expected to convert to DST's subaccounting platform. These estimates are consistent with prior estimates of 9-10 million accounts for 2012.

For 2013, DST projects total conversions to subaccounts will approximate 5-6 million, of which approximately 30% will convert to DST's subaccounting platform. The actual number of accounts estimated to convert to and from various DST platforms, as well as the timing of those events, is dependent upon a number of factors. Actual results could differ from the Company's estimates.

A new subaccounting client with approximately 3.9 million subaccounts, based on current levels, was signed during the third quarter. The conversion of the subaccounts to DST's platform is expected to be completed in the second quarter 2013.

Assets under active distribution by ALPS and assets under administration by ALPS at September 30, 2012 were $63.1 billion and $97.2 billion, respectively, an increase of $5.7 billion and $2.9 billion as compared to June 30, 2012. The increase is attributable to new clients and market appreciation.

Retirement operating revenues for the third quarter 2012 were essentially unchanged from third quarter 2011. Defined contribution participants were 4.4 million at September 30, 2012, essentially unchanged as compared to June 30, 2012 and December 31, 2011.

Previously announced participant conversions totaling approximately 1.3 million are expected to occur through the remainder of 2012 and in 2013, with approximately 300,000 participant conversions expected to occur in fourth quarter 2012.

DST HealthCare operating revenues during the third quarter 2012 increased from higher volumes of pharmacy claims processed. Pharmacy claims paid during third quarter 2012 increased 9.9 million claims or 11.1% from the prior year quarter to 99 million claims. The increase in pharmacy claims paid in third quarter 2012 is associated with new clients and higher volumes from existing clients. Covered lives using DST's medical claim processing platforms were 22.5 million at September 30, 2012, a decrease of 100,000 covered lives from both June 30, 2012 and September 30, 2011.

AWD operating revenues during the third quarter 2012 increased slightly as compared to third quarter 2011 due to higher software license revenues. Active AWD users at September 30, 2012 were 203,500, essentially unchanged from September 30, 2011 and an increase of 1.2% from June 30, 2012. DST Global Solutions (investment management) operating revenues during third quarter 2012 decreased slightly from the same period in 2011 due to lower license sales.

Financial Services Segment software license fee revenues are derived principally from DST Global Solutions, DST Health Solutions and AWD. Operating revenues include approximately $10.8 million of software license fee revenues for third quarter 2012, a decrease of $2.0 million or 15.6% from the same period in 2011 reflecting higher AWD software license fee revenues, but lower medical claims and investment management license fee revenues. While license fee revenues are not a significant percentage of DST's operating revenues, they can significantly impact earnings in the period in which they are recognized. Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

Financial Services costs and expenses for third quarter 2012, excluding reimbursable operating costs, increased $30.4 million or 15.4% to $227.4 million. Excluding deferred compensation, operating costs and expenses increased $20.5 million in third quarter 2012, primarily from the inclusion of ALPS and higher retirement and brokerage business development expenses.

Business development and start-up costs for the brokerage and retirement businesses during the quarter were $9.2 million, an increase of $700,000 as compared to third quarter 2011 costs for retirement, brokerage and insurance processing solutions development activities. The Company anticipates that it will recognize $0.12 of after tax expense per diluted share of business development and start-up expenses for the brokerage and retirement businesses during the fourth quarter 2012.

Changes in deferred compensation liabilities increased operating expenses by $9.9 million as compared to third quarter 2011. The Company maintains a limited number of deferred compensation plans, including a mandatory deferral of a portion of the annual incentive compensation award. Under these plans, participants can hypothetically invest their deferred compensation awards in certain investments and are credited with deemed gains or losses of their underlying hypothetical investments. The Company generally purchases matching investments, designated as trading securities, to fund the deferred compensation liability and to eliminate the income statement effect of changes in the liability. The change in the liability, whether an increase or decrease, is recorded in operating expense; the change in the corresponding related investment assets is recorded in other income. However, in the determination of pre-tax income, the two offset each other.

Financial Services depreciation and amortization increased $2.8 million in third quarter 2012 to $21.7 million. Increased intangible asset amortization of $2.0 million from 2011 Financial Services Segment acquisitions (of which ALPS was $1.6 million) and increased depreciation from recent capital expenditures were partially offset by lower intangible asset amortization from DST Health Solutions as certain assets became fully amortized at September 30, 2011.

Excluding the effects of deferred compensation, Financial Services Segment income from operations increased $4.3 million during third quarter 2012 to $59.9 million. On this basis, operating margin for third quarter 2012 was 19.7% as compared to 20.1% in 2011.

Output Solutions Segment

The following tables present the financial results and the operating statistics of the Output Solutions Segment for third quarter 2012 and 2011 (in millions):

	Three Months Ended September 30,
	2012			2011
	Operating	Operating	Operating	Operating	Operating	Operating
	Revenue	Income (Loss)	EBITDA	Revenue	Income (Loss)	EBITDA

North America	$ 115.4	$ 13.7	$ 21.4	$ 108.3	$ 8.9	$ 17.5

United Kingdom	44.2	(3.1)	0.4	48.9	(7.0)	(2.8)

Output Solutions Segment	$ 159.6	$ 10.6	$ 21.8	$ 157.2	$ 1.9	$ 14.7

	Three Months Ended
	September 30,
	2012	2011

Images Produced
North America	2,415.8	2,272.6
United Kingdom	530.5	530.1
Output Solutions Segment	2,946.3	2,802.7

Packages Mailed
North America	554.6	503.8
United Kingdom	190.5	187.7
Output Solutions Segment	745.1	691.5

Output's North America operating revenues increased in third quarter 2012 principally from new client volumes. The increase in revenues, as well as lower operating costs and lower depreciation expense resulted in a $4.8 million increase in operating income over third quarter 2011.

North America operating margin was 11.9% for third quarter 2012 as compared to 8.2% in third quarter 2011. North America Operating EBITDA increased $3.9 million or 22.3% from third quarter 2011.

During third quarter 2012, Output Solutions received new client commitments in North America representing, when fully transitioned, approximately 9.5 million of aggregate packages annually. Full conversion activities for these new clients are expected to be completed in the first quarter 2013.

DST Output U.K. operating revenues decreased in third quarter 2012 from lower revenues per package. DST Output U.K. recorded a loss from operations of $3.1 million during third quarter 2012, a $3.9 million improvement over the loss recorded in third quarter 2011. The improvement is the result of lower costs from facility consolidations and improvements in operations. Output's U.K. Operating EBITDA was $400,000, an increase of $3.2 million from third quarter 2011.

DST Output U.K. continues to review its current cost structure in order to identify additional cost savings opportunities. As previously announced, the Company has determined that it will close certain U.K. leased operating locations before the end of 2012. The Company expects to incur facility related restructuring charges in the fourth quarter 2012 as these leased facilities become vacated.

Investments and Other Segment

Investments and Other Segment operating revenues for third quarter 2012 increased $800,000 or 5.6% as compared to third quarter 2011, primarily due to higher third party rental activities. Income from operations increased $1.5 million to $3.2 million from higher real estate revenues, lower operating expenses and lower depreciation expense.

Review of DST's U.S. Real Estate Holdings

During the third quarter 2012, DST sold a 50,000 square foot facility for $5.5 million.

Income from operations for DST's U.S. real estate holdings during the quarter was $3.2 million, an increase of $1.3 million as compared to third quarter 2011, primarily from higher operating revenues and lower operating costs. Operating EBITDA for third quarter 2012 was $5.3 million, an increase of $1.1 million as compared to 2011.

On a "funds from operations" ("FFO") basis, which is defined as net income plus depreciation and amortization, including a pro-rata portion of depreciation and amortization of unconsolidated affiliates, DST's real estate holdings had FFO of $6.5 million, an increase of $1.8 million as compared to third quarter 2011. FFO diluted EPS was $0.14 for third quarter 2012, an increase of $0.04 per diluted share as compared to third quarter 2011.

Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
BFDS	$ 2.1	$ 2.7	$ 7.6	$ 9.0
IFDS	(0.8)	3.4	1.3	13.0
Other	1.4	(1.8)	2.8	(2.1)
	$ 2.7	$ 4.3	$ 11.7	$ 19.9

BFDS recorded lower revenues in third quarter 2012 associated with reduced levels of accounts serviced which was partially offset by lower operating expenses. Average daily client cash balances invested by BFDS were $971 million during third quarter 2012 compared to $1.1 billion during third quarter 2011 from lower levels of transaction activity. Average interest rates earned on the balances increased from 0.09% in third quarter 2011 to 0.15% in third quarter 2012. The net earnings from client cash balances were not sufficient to cover banking and transaction fees.

Equity in both IFDS U.K. and IFDS L.P. earnings declined over the third quarter 2011. The decline in IFDS U.K. earnings was attributable to costs for new product development initiatives and costs associated with client conversion activities. Shareowner accounts serviced by IFDS U.K. were 9.3 million at September 30, 2012, an increase of 1 million accounts from June 30, 2012 and an increase of 1.3 million accounts from September 30, 2011. The increase in accounts is attributable to new client conversions in third quarter 2012. As previously announced, IFDS U.K. is in the process of converting new shareowner processing clients with approximately 200,000 accounts, which are expected to convert by March 31, 2013, and new life and pensions clients with 100,000 policies, which are expected to convert by June 30, 2013. New product development and client conversion costs will continue to negatively impact IFDS earnings.

The decline in IFDS Canada earnings was attributable to costs associated with client conversion activities. Shareowner accounts serviced by IFDS Canada were 10.2 million at September 30, 2012, a decrease of 100,000 accounts as compared to June 30, 2012 and unchanged as compared to September 30, 2011. As previously announced, IFDS Canada is in the process of converting a new client which is expected to increase shareowner accounts serviced by approximately 1.2 million accounts in fourth quarter 2012.

DST's equity in earnings of other unconsolidated affiliates for third quarter 2012 increased $3.2 million to $1.4 million as compared to third quarter 2011, primarily from improved performance at DST's real estate and other affiliates.

Other income (expense), net

Other income, net during third quarter 2012 increased $11.7 million from third quarter 2011 to $12 million. The increase in other income is mostly attributable to unrealized appreciation on trading securities associated with deferred compensation plans (the effect of which is offset as an increase in costs and expenses in the Financial Services Segment). In addition, foreign currency gains were higher during third quarter 2012, but dividend income was lower primarily due to the sale of Computershare.

Interest expense

Interest expense for third quarter 2012 decreased $300,000 to $10.6 million compared to third quarter 2011, principally from lower weighted average debt balances outstanding.

Income taxes

The Company's tax rate was 38.3% for third quarter 2012 as compared to 29.4% in third quarter 2011, principally from decreased foreign tax credits and qualified rehabilitation tax credits. Excluding the effect of discrete period items, the Company expects its tax rate to be approximately 38% for the remainder of 2012.

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income, net income attributable to DST Systems, Inc. and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled "Description of Non-GAAP Adjustments" and are reconciled to the corresponding GAAP measures in the attached financial schedules titled "Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items" that accompany this earnings release. In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature. Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items. Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information.

Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and "operational run-rate," as well as making financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors and other users of DST's financial statements to better understand DST's comparative operating performance for the periods presented.

The Company has also presented certain information about its real estate holdings and related financial results on a "funds from operations" ("FFO") basis, which is defined as net income plus depreciation and amortization, including a pro-rata portion of depreciation and amortization of unconsolidated affiliates. The National Association of Real Estate Investment Trusts developed FFO as a non-GAAP financial measure of performance of an equity REIT. FFO is a widely used measure of the operating performance of real-estate companies and is typically provided by REIT's as a supplemental measure to U.S. generally accepted accounting principles net income available to common stockholders and earnings per share. FFO does not represent cash flows from operations as defined by GAAP, is not indicative that cash flows are adequate to fund all cash needs for the Company's real estate operations and should not be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that the Company is not a REIT, and that not all REIT's calculate FFO the way the Company has, so comparisons with REIT's should be made with care. Management has provided this non-GAAP measure because it believes it will allow investors and other users of DST's financial statements to better understand the operating performance of DST's real estate holdings.

DST defines Operating EBITDA as income from operations before depreciation and amortization. This supplemental non-GAAP liquidity measure is provided in addition to, but not as a substitute for, cash flow from operations. As a measure of liquidity, the Company believes Operating EBITDA is useful as an indicator of its ability to generate cash flow. Operating EBITDA, as calculated by the Company, may not be consistent with the computation of Operating EBITDA by other companies. The Company believes a useful measure of the Output Solutions and Investments and Other Segments contribution to DST's results is to focus on cash flow and DST's management believes Operating EBITDA is useful for this purpose. A reconciliation of Output Solutions Segment and Investments and Other Segment income from operations to Operating EBITDA is included in schedules that accompany this earnings release. The non-GAAP adjustments to these reconciliations are described in the attached schedule titled "Description of Non-GAAP Adjustments."

DST's management uses each of these non-GAAP financial measures in its own evaluation of the Company's performance, particularly when comparing performance to past periods. DST's non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Although DST's management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company's income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP. Therefore, management typically uses non-GAAP measures in conjunction with GAAP results. Investors and users of our financial information should also consider the above factors when evaluating DST's results.

* * * * *

Safe Harbor Statement

Certain material presented in the press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) all statements, other than statements of historical fact, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future or that depend on future events, or (ii) statements about our future business plans and strategy and other statements that describe the Company's outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "may," "will," "would," "should," "potential," "strategy," "anticipates," "estimates," "expects," "project," "predict," "intends," "plans," "believes," "targets" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include, but are not limited to, the risk factors and cautionary statements included in the Company's periodic and current reports (Forms 10-K, 10-Q and 8-K) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this press release to reflect new information, future events or otherwise.

DST SYSTEMS, INC. CONDENSED CONSOLIDATED STATEMENT OF INCOME (In millions, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Operating revenues	$ 464.0	$ 433.1	$ 1,405.4	$ 1,286.7
Out-of-pocket reimbursements	168.0	158.3	512.6	478.6

Total revenues	632.0	591.4	1,918.0	1,765.3

Costs and expenses	544.4	496.5	1,643.1	1,466.4
Depreciation and amortization	40.5	33.7	116.8	95.1

Income from operations	47.1	61.2	158.1	203.8

Interest expense	(10.6)	(10.9)	(34.0)	(34.6)
Other income (expense), net	72.4	(4.5)	296.3	27.3
Equity in earnings of unconsolidated affiliates	3.1	1.7	9.8	17.3

Income before income taxes and non-controlling interest	112.0	47.5	430.2	213.8
Income taxes	26.1	14.0	144.1	72.8

Net income	85.9	33.5	286.1	141.0
Net loss attributable to non-controlling interest		1.8		2.9

Net income attributable to DST Systems, Inc.	$ 85.9	$ 35.3	$ 286.1	$ 143.9

Average common shares outstanding	45.1	45.8	44.9	46.2
Average diluted shares outstanding	46.0	46.4	45.6	46.9

Basic earnings per share	$ 1.90	$ 0.77	$ 6.38	$ 3.11
Diluted earnings per share	$ 1.87	$ 0.76	$ 6.27	$ 3.07

DST SYSTEMS, INC. STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT (In millions) (Unaudited)

	Three Months Ended September 30, 2012
	Financial Services	Output Solutions	Investments / Other	Elimination Adjustments	Consolidated Total

Operating revenues	$ 302.6	$ 157.7	$ 3.7	$	$ 464.0
Intersegment operating revenues	2.0	1.9	11.4	(15.3)
Out-of-pocket reimbursements	12.9	156.9	0.1	(1.9)	168.0
Total revenues	317.5	316.5	15.2	(17.2)	632.0

Costs and expenses	243.8	294.7	20.6	(14.7)	544.4
Depreciation and amortization	21.7	11.2	8.2	(0.6)	40.5

Income (loss) from operations	$ 52.0	$ 10.6	$ (13.6)	$ (1.9)	$ 47.1

	Three Months Ended September 30, 2011
	Financial Services	Output Solutions	Investments / Other	Elimination Adjustments	Consolidated Total

Operating revenues	$ 274.6	$ 155.4	$ 3.1	$	$ 433.1
Intersegment operating revenues	2.4	1.8	11.2	(15.4)
Out-of-pocket reimbursements	9.5	150.1	0.1	(1.4)	158.3
Total revenues	286.5	307.3	14.4	(16.8)	591.4

Costs and expenses	208.0	292.6	10.0	(14.1)	496.5
Depreciation and amortization	18.9	12.8	2.7	(0.7)	33.7

Income (loss) from operations	$ 59.6	$ 1.9	$ 1.7	$ (2.0)	$ 61.2

DST SYSTEMS, INC. STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT (In millions) (Unaudited)

	Nine Months Ended September 30, 2012
	Financial Services	Output Solutions	Investments / Other	Elimination Adjustments	Consolidated Total

Operating revenues	$ 917.1	$ 477.6	$ 10.7	$	$ 1,405.4
Intersegment operating revenues	6.1	6.1	33.9	(46.1)
Out-of-pocket reimbursements	40.5	477.7	0.2	(5.8)	512.6
Total revenues	963.7	961.4	44.8	(51.9)	1,918.0

Costs and expenses	740.9	905.7	40.6	(44.1)	1,643.1
Depreciation and amortization	69.9	33.3	15.5	(1.9)	116.8

Income (loss) from operations	$ 152.9	$ 22.4	$ (11.3)	$ (5.9)	$ 158.1

	Nine Months Ended September 30, 2011
	Financial Services	Output Solutions	Investments / Other	Elimination Adjustments	Consolidated Total

Operating revenues	$ 835.6	$ 442.0	$ 9.1	$	$ 1,286.7
Intersegment operating revenues	6.7	5.8	33.0	(45.5)
Out-of-pocket reimbursements	30.3	451.2	1.5	(4.4)	478.6
Total revenues	872.6	899.0	43.6	(49.9)	1,765.3

Costs and expenses	631.1	848.3	29.0	(42.0)	1,466.4
Depreciation and amortization	54.8	34.4	7.9	(2.0)	95.1

Income (loss) from operations	$ 186.7	$ 16.3	$ 6.7	$ (5.9)	$ 203.8

DST SYSTEMS, INC. OTHER SELECTED FINANCIAL INFORMATION (In millions) (Unaudited)

	September 30,	December 31,
Selected Balance Sheet Information	2012	2011

Cash and cash equivalents	$ 103	$ 41
Debt	1,102	1,380

	Nine Months Ended
	September 30,
Capital Expenditures, by Segment	2012	2011

Financial Services	$ 50	$ 48
Output Solutions	25	16
Investments and Other	4	8

DST Systems, Inc.
Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income, net income attributable to DST Systems, Inc. and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled "Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items" that accompany this earnings release. DST's use of non-GAAP adjustments is further described in the section entitled "Use of Non-GAAP Financial Information."

The following items, which occurred during the quarter ended September 30, 2012, have been treated as non-GAAP adjustments:

  Business advisory expenses associated with an action by the DST Board of Directors to retain independent advisors to assist the Board with its ongoing review of DST's business plan, assets and investment portfolio, included in costs and expenses, in the amount of $300,000.  The income tax benefit associated with these expenses was approximately $100,000.
  Employee termination expenses of $1.3 million associated with reductions in workforce in the Financial Services Segment, which were included in costs and expenses.  The income tax benefit associated with these costs was approximately $400,000.
  Loss accrual of $1.9 million recorded on a dispute related to a 2001 international software development agreement in the Financial Services Segment, which were included in costs and expenses.
  Impairment charges on certain U.S. real estate assets not currently used in the Company's operations of $5.8 million, included in depreciation and amortization expense in the Investments & Other Segment.  The income tax benefit associated with these costs was approximately $2.3 million.
  Expenses and net gain related to a charitable contribution of marketable securities.  The charitable contribution expense of $11 million, recorded by the Investments and Other Segment, was offset by a book gain of $8.9 million from the disposition of securities, which was included in other income, net, and resulted in a net pretax expense of $2.2 million.  The aggregate income tax benefit associated with this charitable contribution was approximately $5.0 million.  However, the tax effect will be recorded through the effective tax rate, which results in $4.3 million being recognized in third quarter 2012 and the remaining $700,000 to be recognized in fourth quarter 2012.
  Other net gain, in the amount of $51.5 million, associated with gains (losses) related to securities and other investments, which were included in other income, net.  The income tax expense associated with this net gain was approximately $20.0 million.  The $51.5 million of net gains on securities and other investments for third quarter 2012 was comprised of net realized gains from sales of available-for-sale securities of $49.4 million and net gains on private equity funds and other investments of $2.5 million, partially offset by other than temporary impairments on available-for-sale securities of $400,000.  The Company sold 11.9 million shares of Computershare Ltd. in third quarter 2012, received cash proceeds of approximately $104.5 million and recorded a gain of $42 million.
  The Company recorded a gain on the disposition of an unconsolidated affiliate, in the amount of $400,000, included in equity in earnings of unconsolidated affiliates.  The gain is associated with the receipt of a cash distribution from a previously impaired investment.  The aggregate income tax expense associated with this gain was approximately $200,000.
  An income tax benefit of approximately $14.4 million, resulting from the resolution of research and experimentation credits.

In addition to the items that occurred in the quarter ended September 30, 2012 as described above, the following items, which occurred during the six months ended June 30, 2012, have been treated as non-GAAP adjustments:

  Business advisory expenses associated with an action by the DST Board of Directors to retain independent advisors to assist the Board with its ongoing review of DST's business plan, assets and investment portfolio, included in costs and expenses, in the amount of $1.0 million.  The income tax benefit associated with these expenses was approximately $400,000.
  Employee termination expenses of $7.6 million associated with reductions in workforce in the Financial Services Segment ($5.4 million) and the Output Solutions Segment ($2.2 million), which were included in costs and expenses.  The aggregate income tax benefit associated with these costs was approximately $2.6 million.
  Leased facility abandonment costs of $400,000, included in costs and expenses in the Output Solutions Segment, associated with properties not used in the U.K. operations.  The aggregate income tax benefit associated with these costs was approximately $100,000.
  Impairment charges on certain real estate assets not currently used in operations of $1.8 million, included in depreciation and amortization expense in the Investments & Other Segment.  The charge was comprised of impairments in the U.S. of $1.2 million and internationally of $600,000.  The aggregate income tax benefit associated with these costs was approximately $700,000.
  Leased facility abandonment costs of $1.8 million, included in costs and expenses in the Investments & Other Segment, associated with exiting a leased office building.  The aggregate income tax benefit associated with these costs was approximately $700,000.
  Pretax costs associated with ceasing the development of a processing solution for the insurance market, in the amount of $8.3 million.  The costs were comprised of asset impairment charges of $5.8 million, which were included in depreciation and amortization expense, employee termination expenses of $1.9 million and other operating costs of $1.4 million, which were both included in costs and expenses.  These costs were partially offset by the recognition of previously deferred IFDS L.P. software license revenues of $800,000 (DST's share), included in equity in earnings of unconsolidated affiliates, related to the 2011 sale of its Percana software license to DST.  The aggregate income tax benefit associated with these net costs is $3.2 million.
  Cash dividend and gain on sale of a private company investment of $186.0 million, which was included in other income, net.  In May 2012, the Company received a cash dividend of $47.3 million and realized a gain of $138.7 million on the sale of a portion of its shares in a privately held company investment.  A portion of the dividend is estimated to qualify for the dividends received deduction.  The aggregate income tax expense associated with this dividend and gain was approximately $68.9 million.
  Other net gain, in the amount of $25.0 million, associated with gains (losses) related to the disposition of securities and other investments, which were included in other income, net.  The income tax expense associated with this net gain was approximately $9.7 million.  The $25.0 million of net gains on securities and other investments for the six months ended June 30, 2012 was comprised of net realized gains from sales of available-for-sale securities of $22.7 million and net gains on private equity funds and other investments of $4.2 million, partially offset by other than temporary impairments on available-for-sale securities of $1.9 million.  The Company sold 3.1 million shares of Computershare Ltd. in the first six months of 2012 and recorded a gain of $11.6 million.
  Impairment of unconsolidated affiliates, in the amount of $3.1 million, included in equity in earnings of unconsolidated affiliates.  The aggregate income tax benefit associated with this expense was approximately $1.2 million.

The following items, which occurred during the quarter ended September 30, 2011, have been treated as non-GAAP adjustments:

  Business development expenses (legal, accounting and other professional fees) associated with business acquisitions, included in costs and expenses, in the amount of $700,000.  The income tax benefit associated with these expenses was approximately $300,000.
  Business advisory expenses associated with an action by the DST Board of Directors to retain independent advisors to assist the Board with its ongoing review of DST's business plan, assets and investment portfolio, included in costs and expenses, in the amount of $800,000.  The income tax benefit associated with these expenses was approximately $300,000.
  Other net loss, in the amount of $4.5 million, associated with gains (losses) related to securities and other investments, which were included in other income (expense), net.  The income tax benefit associated with this net loss was approximately $1.6 million.  The $4.5 million of net losses on securities and other investments for third quarter 2011 was comprised of net losses on private equity funds and other investments of $2.7 million and other than temporary impairments on available-for-sale securities of $2.2 million, partially offset by net realized gains from sales of available-for-sale securities of $400,000.
  Net loss, in the amount of $300,000, associated with the repurchase of senior convertible debentures, which was included in other income (expense), net.  The income tax benefit associated with this net loss was approximately $100,000.
  Employee termination expenses at an unconsolidated affiliate, BFDS, associated with a reduction in workforce, included in equity in earnings of unconsolidated affiliates in the amount of $2.6 million. The income tax benefit associated with these expenses was approximately $300,000.

In addition to the items that occurred in the quarter ended September 30, 2011, as described above, the following items, which occurred during the six months ended June 30, 2011, have been previously reported as non-GAAP adjustments:

  Contract termination payment, net of certain costs, resulting from the termination of a Financial Services subaccounting client, in the amount of $2.0 million.  The net contract termination gain was comprised of operating revenues of $3.5 million, partially offset by certain costs of $1.5 million that were included in cost and expenses.  The aggregate income tax expense associated with this net contract termination gain was approximately $800,000.

  Employee termination expenses of $5.4 million associated with reductions in workforce in the Financial Services Segment ($1.3 million) and the Output Solutions Segment ($4.1 million), which were included in costs and expenses.  The aggregate income tax benefit associated with these costs was approximately $2.1 million.

  Business development expenses (legal, accounting and other professional fees) associated with 2011 business acquisitions, included in costs and expenses, in the amount of $1.2 million ($1.0 million in Financial Services and $200,000 in Output Solutions).  The income tax benefit associated with these expenses was approximately $500,000.

  Other net gain, in the amount of $19.4 million, associated with gains (losses) related to securities and other investments, which were included in other income (expense), net.  The income tax expense associated with this net gain was approximately $7.5 million.  The $19.4 million of net gain on securities and other investments for the six months ended June 30, 2011 was comprised of net realized gains from sales of available-for-sale securities of $18.4 million and net gains on private equity funds and other investments of $1.1 million, partially offset by other than temporary impairments on available-for-sale securities of $100,000.

  Net loss, in the amount of $900,000, associated with the repurchase of senior convertible debentures, which was included in other income (expense), net.  The income tax benefit associated with this net loss was approximately $300,000.

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
Three Months Ended September 30,
(Unaudited - in millions, except per share amounts)

	2012
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$ 47.1	$ 112.0	$ 85.9	$ 85.9	$ 1.87
Adjusted to remove:
Included in operating income:
Business advisory expenses - Financial Services	0.3	0.3	0.2	0.2
Employee termination expenses - Financial Services	1.3	1.3	0.9	0.9	0.02
Loss accrual - Financial Services	1.9	1.9	1.9	1.9	0.04
Impairment of real estate assets - Investments & Other	5.8	5.8	3.5	3.5	0.08

Included in operating income and non-operating income:
Charitable contribution of securities - Investments & Other	11.0	2.1	(2.2)	(2.2)	(0.05)

Included in non-operating income:
Net gain on securities and other investments		(51.5)	(31.5)	(31.5)	(0.69)
Gain from unconsolidated affiliate		(0.4)	(0.2)	(0.2)
Income tax refund claims			(14.4)	(14.4)	(0.31)

Adjusted Non-GAAP income	$ 67.4	$ 71.5	$ 44.1	$ 44.1	$ 0.96

	2011
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$ 61.2	$ 47.5	$ 33.5	$ 35.3	$ 0.76

Adjusted to remove:

Included in operating income:

Business development expenses - Financial Services	0.7	0.7	0.4	0.4	0.01
Business advisory expenses - Financial Services	0.8	0.8	0.5	0.5	0.01

Included in non-operating income:

Net loss on securities and other investments		4.5	2.9	2.9	0.06
Net loss on repurchase of convertible debentures		0.3	0.2	0.2	0.01
Employee termination expenses at unconsolidated affiliates		2.6	2.3	2.3	0.05

Adjusted Non-GAAP income	$ 62.7	$ 56.4	$ 39.8	$ 41.6	$ 0.90

Note:

See the "Description of Non-GAAP Adjustments" section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

*	DST Earnings has been defined as "Net income attributable to DST Systems, Inc." (taking into account the net loss attributable to non-controlling interest).

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
Nine Months Ended September 30,
(Unaudited - in millions, except per share amounts)
	2012
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$ 158.1	$ 430.2	$ 286.1	$ 286.1	$ 6.27
Adjusted to remove:

Included in operating income:
Business advisory expenses - Financial Services	1.3	1.3	0.8	0.8	0.02
Employee termination expenses - Financial Services	6.7	6.7	4.2	4.2	0.09
Loss accrual - Financial Services	1.9	1.9	1.9	1.9	0.04
Employee termination expenses - Output Solutions	2.2	2.2	1.7	1.7	0.04
Leased facility abandonment costs - Output Solutions	0.4	0.4	0.3	0.3	0.01
Impairment of real estate assets - Investments & Other	7.6	7.6	4.6	4.6	0.10
Leased facility abandonment costs - Investments & Other	1.8	1.8	1.1	1.1	0.02

Included in operating income and non-operating income:
Asset impairment, employee termination and other expenses from insurance processing business - Financial Services	9.1	8.3	5.1	5.1	0.11
Charitable contribution of securities - Investments & Other	11.0	2.1	(2.2)	(2.2)	(0.05)

Included in non-operating income:
Net gain on securities and other investments		(76.5)	(46.8)	(46.8)	(1.03)
Dividend and gain on sale of a private company investment		(186.0)	(117.1)	(117.1)	(2.57)
Gain from unconsolidated affiliate		(0.4)	(0.2)	(0.2)
Impairment of unconsolidated affiliates		3.1	1.9	1.9	0.04
Income tax refund claims			(14.4)	(14.4)	(0.31)

Adjusted Non-GAAP income	$ 200.1	$ 202.7	$ 127.0	$ 127.0	$ 2.78

	2011
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$ 203.8	$ 213.8	$ 141.0	$ 143.9	$ 3.07

Adjusted to remove:
Included in operating income:

Contract termination payment, net - Financial Services	(2.0)	(2.0)	(1.2)	(1.2)	(0.03)
Employee termination expenses - Financial Services	1.3	1.3	0.8	0.8	0.02
Employee termination expenses - Output Solutions	4.1	4.1	2.5	2.5	0.05
Business development expenses - Financial Services	1.7	1.7	1.0	1.0	0.02
Business development expenses - Output Solutions	0.2	0.2	0.1	0.1
Business advisory expenses - Financial Services	0.8	0.8	0.5	0.5	0.01

Included in non-operating income:

Net gain on securities and other investments		(14.9)	(9.0)	(9.0)	(0.19)
Net loss on repurchase of convertible debentures		1.2	0.8	0.8	0.02
Employee termination expenses at unconsolidated affiliate		2.6	2.3	2.3	0.05

Adjusted Non-GAAP income	$ 209.9	$ 208.8	$ 138.8	$ 141.7	$ 3.02

Note:

See the "Description of Non-GAAP Adjustments" section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

*	DST Earnings has been defined as "Net income attributable to DST Systems, Inc." (taking into account the net loss attributable to non-controlling interest).

DST SYSTEMS, INC.
RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO EBITDA
OUTPUT SOLUTIONS SEGMENT
(Unaudited - in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Reported GAAP income (loss) from operations	$ 10.6	$ 1.9	$ 22.4	$ 16.3

Adjusted to remove:

Depreciation and amortization	11.2	12.8	33.3	34.4

Operating EBITDA, before non-GAAP items	21.8	14.7	55.7	50.7

Adjusted to remove:

Leased facility abandonment costs			0.4
Employee termination expenses			2.2	4.1
Business development expenses				0.2

Adjusted operating EBITDA, after non-GAAP items	$ 21.8	$ 14.7	$ 58.3	$ 55.0

Note:

See the "Description of Non-GAAP Adjustments" section for a description of each of the above adjustments and see the "Use of Non-GAAP Financial Information" section for management's reasons for providing non-GAAP financial information.

DST SYSTEMS, INC.
RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO EBITDA
INVESTMENTS AND OTHER SEGMENT - U.S. REAL ESTATE OPERATIONS
(Unaudited - in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Reported GAAP income (loss) from operations	$ (13.6)	$ 1.7	$ (11.3)	$ 6.7

Adjusted to remove:

GAAP income (loss) from non U.S. real estate operations	(11.0)	(0.2)	(12.0)	(0.7)

U.S. Real Estate Operations GAAP income (loss) from operations	(2.6)	1.9	0.7	7.4

Adjusted to remove:

Depreciation and amortization	7.9	2.3	13.8	6.6

Operating EBITDA, before non-GAAP items	5.3	4.2	14.5	14.0

Adjusted to remove:

Leased facility abandonment costs			1.8

Adjusted operating EBITDA, after non-GAAP items	$ 5.3	$ 4.2	$ 16.3	$ 14.0

Note:

See the "Description of Non-GAAP Adjustments" section for a description of each of the above adjustments and see the "Use of Non-GAAP Financial Information" section for management's reasons for providing non-GAAP financial information.

DST SYSTEMS, INC.
RECONCILIATION OF EARNINGS BEFORE INTEREST AND INCOME TAXES
TO FUNDS FROM OPERATIONS ("FFO") AND DILUTED EPS
INVESTMENTS AND OTHER SEGMENT - U.S. REAL ESTATE OPERATIONS
(Unaudited - in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Reported GAAP earnings before interest and income taxes	$ 53.6	$ (1.3)	$ 275.3	$ 31.8

Adjusted to remove:

GAAP earnings from non U.S. real estate operations	54.1	(3.2)	271.1	24.3

Reported U.S. Real Estate Operations GAAP earnings before interest and income taxes	(0.5)	1.9	4.2	7.5

Less: interest expense	(1.5)	(1.7)	(4.5)	(4.7)
Less: income tax (expense) benefit on earnings above	0.8		0.1	0.5
Reported U.S. Real Estate Operations GAAP net income (loss)	$ (1.2)	$ 0.2	$ (0.2)	$ 3.3

Reported U.S. Real Estate Operations GAAP diluted EPS	$ (0.03)	$ 0.00	$ (0.00)	$ 0.07

Reported U.S. Real Estate Operations GAAP net income (loss)	$ (1.2)	$ 0.2	$ (0.2)	$ 3.3
Adjusted to remove net income effect of non-GAAP items:

Impairment of real estate assets - U.S.	3.5		4.2
Leased facility abandonment costs - U.S.			1.1

Adjusted U.S. Real Estate Operations non-GAAP net income	$ 2.3	$ 0.2	$ 5.1	$ 3.3

Adjusted U.S. Real Estate Operations non-GAAP diluted EPS	$ 0.05	$ 0.00	$ 0.11	$ 0.07

Adjusted U.S. Real Estate Operations non-GAAP net income	$ 2.3	$ 0.2	$ 5.1	$ 3.3

Adjusted to remove:

Depreciation and amortization	2.1*	2.3	6.8*	6.6

Pro-rata portion of depreciation and amortization of unconsolidated affiliates	2.1	2.2	6.3	6.6
U.S. Real Estate Funds from operations, non-GAAP	$ 6.5	$ 4.7	$ 18.2	$ 16.5

U.S. Real Estate Funds from operations non-GAAP diluted EPS	$ 0.14	$ 0.10	$ 0.40	$ 0.35

Note:

See the "Description of Non-GAAP Adjustments" section for a description of each of the above adjustments and see the "Use of Non-GAAP Financial Information" section for management's reasons for providing non-GAAP financial information.

*	Adjusted for applicable Non-GAAP items

CONTACT: Kenneth V. Hager, Vice President and Chief Financial Officer, DST, +1-816-435-8603, Media, Matthew Sherman, Nicholas Lamplough, Joele Frank, Wilkinson Brimmer Katcher, +1-212-355-4449; Investors, Art Crozier, Jennifer Shotwell, Larry Miller, Innisfree M&A Incorporated, +1-212-750-5833